Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on September

Registration Statement No. 333-170231-03

JOINT LEADS: JPM (Struc), DB, CS

CO-MANAGERS: BarCap, MS, RBS, WF

Cls	$Size(mm)	WAL	S&P/F	L.FIN	BNCH	%	COUP	$
A1	164.800	0.20	A-1+/F1+	10/12	IL+ 4	0.33907	0.33907	100.00000
A2	295.000	0.99	AAA/AAA	03/15	EDSF+45	0.928	0.92	99.99388
A3	178.078	2.18	AAA/AAA	04/16	IS+ 65	1.174	1.17	99.99756
B	69.231	2.94	AA/AA	09/16	IS+ 165	2.274	2.26	99.99068
C	85.942	3.50	A/A	07/17	IS+ 235	3.105	3.08	99.98317
D	84.509	3.95	BBB/BBB	07/17	IS+ 325	4.116	4.08	99.99597
E*	22.440	3.97	BB/BB48-48	01/19	Pls call desk

AVAILABLE	: Red, FWP, NetRS, Intex CDI
EXPECTED PRICING	: Pxd
EXPECTED SETTLEMENT:	: September 20,2011
PRICING SPEED	: 1.50% ABS @ 10% clean-up call
OFFERING TYPE	: Public(A1-Class D)
ERISA ELIGIBLE	: Yes
BBERG TICKER	: AMCAR 11-4
BILL & DELIVER	: JPMorgan
*	: E class is 144a
CUSIPS	:
CLASS	CUSIP
A-1	03064R AA5
A-2	03064R AB3
A-3	03064R AC1
B	03064R AD9
C	03064R AE7
D	03064R AF4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 r by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.

OTHER THAN IN THE CASE OF AN ALLOCATION, THIS COMMUNICATION IS FOR INFORMATION PURPOSES ONLY. WTH RESPECT TO ANY ALLOCATION DESCRIBED ABOVE, YOUR ACCEPTANCE THEREOF ALSO CONFIRMS THAT YOUR DECISION WAS BASED ON YOUR INDEPENDENT REVIEW OF THE FINANCIAL CONDITION, CREDITWORTHINESS, AFFAIRS AND STATUS OF THE BORROWER AND REVIEW OF THE CREDIT AGREEMENT (AND ANY OTHER RELATED DOCUMENTATION) AS YOU HAVE DEEMED APPROPRIATE AND NOT IN RELIANCE ON ANY JPMORGAN ENTITY.

RECIPIENTS OF THIS COMMUNICATION SHOULD CONSULT THEIR OWN ADVISORS REGARDING ANY TAX, ACCOUNTING OR LEGAL ASPECTS OF THIS INFORMATION.

COPYRIGHT 2010 JPMORGAN CHASE & CO.

JOINT LEADS: JPM (Struc), DB, CS

CO-MANAGERS: BarCap, MS, RBS, WF

Cls	$Size(mm)	WAL	S&P/F	L.FIN	BNCH	%	COUP	$
E*	22.440	3.97	BB/BB	01/19	IS+575	6.621	6.53	99.99520

AVAILABLE	: Red, FWP, NetRS, Intex CDI
EXPECTED PRICING	: Pxd
EXPECTED SETTLEMENT	: September 20,2011
PRICING SPEED	: 1.50% ABS @ 10% clean-up call
OFFERING TYPE	: Public(A1-Class D)
ERISA ELIGIBLE	: Yes
BBERG TICKER	: AMCAR 11-4
BILL & DELIVER	: JPMorgan
*	: E class is 144a
E CUSIP	: 03064R AG2 144a

NOTHING IN THIS ELECTRONIC TRANSMISSION CONSTITUTES AN OFFER OF SECURITIES FOR SALE OR SOLICITATION IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DO SO. THIS E-MAIL IS NOT TO BE FORWARDED OR DISTRIBUTED TO ANY OTHER PERSON AND IS NOT TO BE REPRODUCED IN ANY MANNER WHATSOEVER. ANY FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS ANNOUNCEMENT IN WHOLE OR IN PART IS UNAUTHORIZED. FAILURE TO COMPLY WITH THIS DIRECTIVE MAY RESULT IN A VIOLATION OF THE UNITED STATES SECURITIES ACT OF 1933 OR THE APPLICABLE LAWS OF OTHER JURISDICTIONS.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.

OTHER THAN IN THE CASE OF AN ALLOCATION, THIS COMMUNICATION IS FOR INFORMATION PURPOSES ONLY. WITH RESPECT TO ANY ALLOCATION DESCRIBED ABOVE, YOUR ACCEPTANCE THEREOF ALSO CONFIRMS THAT YOUR DECISION WAS BASED ON YOUR INDEPENDENT REVIEW OF THE FINANCIAL CONDITION, CREDITWORTHINESS, AFFAIRS AND STATUS OF THE BORROWER AND REVIEW OF THE CREDIT AGREEMENT (AND ANY OTHER RELATED DOCUMENTATION) AS YOU HAVE DEEMED APPROPRIATE AND NOT IN RELIANCE ON ANY JPMORGAN ENTITY. RECIPIENTS OF THIS COMMUNICATION SHOULD CONSULT THEIR OWN ADVISORS REGARDING ANY TAX, ACCOUNTING OR LEGAL ASPECTS OF THIS INFORMATION. COPYRIGHT 2010 JPMORGAN CHASE & CO.